Exhibit 99.1

Anvia Holdings Corporation acquires Malaysia`s Pioneer Digital Content and Corporate Learning Technology Company, All Crescent Sdn Bhd Press Release | 01/02/2019

GLENDALE, CA, Jan. 02, 2019 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) (the “Company” or “Anvia Holdings”) today announced that it has signed a definitive agreement to acquire all of the issued and outstanding shares of All Crescent Sdn Bhd, a Malaysian company with technology assets such as learning management systems, digital content and exclusive license with government funding for semiconductor industry technical training.

Under the agreement Anvia Holdings through its fully owned subsidiary Doubleline Capital Sdn Bhd shall acquire 100% of All Crescent Sdn Bhd and its subsidiaries for USD 320, 166.00 where USD 130,166.00 is cash consideration and USD 200,000.00 in form of shares of Anvia Holdings based on the share price closing December 28, 2018.

Ahmad Fauzi, Director of All Crescent Sdn Bhd, said “We are excited about the potential growth of the business with the resources and international connections that Anvia will bring to All Crescent.”

Anvia Holdings CEO, Ali Kasa, added “having All Crescent and its subsidiaries as part of our group helps increase our customer base, consolidate our technology assets and lower our operating cost.”

About All Crescent Sdn Bhd

All Crescent Sdn Bhd is a Malaysian company specialized in the internet of things (IOT). It has one subsidiary namely Sage Interactive Sdn Bhd, which owns a minority stake in Celex Media Sdn Bhd. All companies are Malaysian companies that own and operate blended learning and e-content software and applications. The companies have been operating for more than 20 years in Malaysia specializing in developing and providing learning management technologies, learning solutions and eContent for small and medium companies and government agencies.

About Doubleline Capital Sdn Bhd

Doubleline Capital Sdn Bhd is fully owned subsidiary of Anvia Holdings Corporation trading on OTCQB -ANVV. The company has acquired a number of digital content and technology companies as well as owns and manages all Anvia Holdings assets and operations them in Malaysian market.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology and education service company. The company is established with the mission to make potential growth accessible and sustainable. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com

Phone: 323 713 3244